Exhibit 99.1


                                                      COMPANY CONTACT:

                                                      Rhonda F. Rhyne, President
                                                      rrhyne@cardiodynamics.com
                                                      800-778-4825, Ext. 1013


       CardioDynamics BioZ(R) ICG Technology Featured in American College
                        of Cardiology (ACC) Audio Series

   Company's Proprietary Technology Adopted in 16% of U.S. Cardiology Offices and Underscores Growing ICG Acceptance and Clinical Importance


SAN DIEGO, CA--February 19, 2008--CardioDynamics (Nasdaq: CDIC), the innovator and leader of BioZ(R) impedance cardiography (ICG) technology, today announced that the Company's BioZ ICG technology is featured in American College of Cardiology's ACCEL audio series.

ACCEL is the American College of Cardiology's monthly audio series distributed to thousands of cardiologists with the latest cardiovascular news on diagnosis, treatment, and research. This is the first time that ICG has been the subject of an ACCEL interview. Dr. John Schroeder, Professor of Medicine, Stanford University School of Medicine, Stanford, California, is interviewed by the editor of ACCEL, Dr. Richard Conti and discusses ICG technology, validity, and a number of clinical studies which highlight ICG's clinical utility in high blood pressure shortness of breath and heart failure patients.

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Michael K. Perry, CardioDynamics Chief Executive Officer, stated, "We are extremely pleased that the American College of Cardiology would elect to highlight ICG on its ACCEL monthly audio series and believe it validates the widespread use of our technology in cardiology offices and its importance in the care of cardiac patients. The interview is very favorable in our judgment, and we hope it will help further increase awareness of ICG among cardiologists."

BioZ ICG technology is available in approximately one out of every six (16%) of cardiology offices as well as one out of every five (20%) outpatient heart failure clinics in the United States. Over one million patient applications are performed annually.

John Schroeder, M.D., F.A.C.C., Professor of Medicine, Stanford University School of Medicine, Stanford, California, stated, "As a clinician at an academic institution, I was pleased to be interviewed on impedance cardiography and to share insights into this important, innovative cardiac technology that assists clinicians in the care of heart failure, shortness of breath and high blood pressure patients. Since heart failure admissions continue to increase in the United States, as well as overall cardiac healthcare for the elderly, this important advancement in technology which allows outpatient assessment is a welcome addition to the practicing physician. If we can provide enhanced data and care for these patients in physician offices, it can help reduce costly emergency care visits and hospitalizations."

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For further information on the interview, please contact Marjorie Swingle at
mswingle@cdic.com.

About CardioDynamics:

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of an important medical technology called BioZ(R) Impedance Cardiography (ICG). The Company develops, manufactures and markets noninvasive BioZ(R) ICG products and medical device electrodes. The Company's BioZ(R) ICG Systems are being used by physicians around the world to help battle the number one killer of men and women--cardiovascular disease. Partners include GE Healthcare, Philips Medical Systems, and Mindray. For additional information, please refer to the company's Web site at www.cdic.com.

Forward-Looking (Safe Harbor) Statement:

Except for the historical and factual information contained herein, this press release contains forward-looking statements, the accuracy of which is necessarily subject to uncertainties and risks including the Company's sole dependence on the BioZ(R) product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2006 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.